Exhibit 99.1

WINSTON LABORATORIES, INC. ANNOUNCES LICENSING AGREEMENT WITH
SANOFI-AVENTIS CANADA INC. IN CANADA

Vernon Hills, IL — November 5, 2008 - Winston Laboratories, Inc., a wholly owned subsidiary of Getting Ready Corporation (OTC: GRTY.OB), announced that on October 30, 2008 it entered into a licensing agreement with sanofi-aventis Canada Inc. for the Canadian rights to Winston’s proprietary transient receptor potential vanilloid (TRPV-1) modulator in formulations for topical application.

On October 29, 2008, Winston filed a new drug submission (NDS) in Canada, for the first product it has developed under its technology, CIVANEX® Cream (civamide 0.075%) for the treatment of signs and symptoms of osteoarthritis.

Under the terms of the agreement, sanofi-aventis Canada Inc. owns the rights to develop, manufacture and commercialize civamide cream in Canada along with a second generation cream that is currently in development. In return for granting sanofi-aventis Canada Inc. the Canadian rights, Winston will receive an upfront payment, a milestone payment subject to regulatory approval of civamide cream in Canada plus royalties and milestones on net sales in Canada.

“The license agreement with sanofi-aventis Canada Inc. marks an important milestone in the growth and development of our company,” said Joel E. Bernstein, M.D., President & CEO of Winston. “We believe this is a first step in the eventual development of Winston as a leader in the world’s pain-control market. We are very pleased to have a company as strong as sanofi-aventis Canada Inc. as our partner in this endeavour.”

About Winston Laboratories

Winston Laboratories focuses on major pain indications as well as on niche markets, where there is still significant unmet need for pain management options with improved efficacy, safety, and tolerability profiles. Winston’s product candidates span a range of pain indications, including episodic cluster headache, chronic daily headache, osteoarthritis, neuropathic pain, cancer pain and post-operative pain.

Winston Laboratories’ flagship compound is civamide, a transient receptor potential vanilloid–1 (TRPV-1) modulator, which we believe provides exceptionally long-lasting analgesic activity. The TRPV channel family comprises a novel group of non-selective cation channels distinct from classical voltage gated ion channels which are crucial for conducting pain impulses from the periphery to the central nervous system as well as for regulating local inflammation. A single oral dose of civamide, for example, provides effective analgesia for at least 7 days in a variety of animal pain models. Winston is engaged in late-stage development of civamide for various pain indications, and submitted its first marketing authorization applications in Europe and in North America for relief of osteoarthritis pain during 2008.

About Civamide

Civamide (cis-8-methyl-N-vanillyl-6-nonenamide) is a patented, synthetically produced TRPV-1 receptor modulator, which selectively depresses the activity of the type-C pain fibers. Civamide causes an initial release of the neuropeptides, substance P (SP) and calcitonin-gene related peptide (CGRP). Pain transmission is then diminished by the subsequent depletion of SP and CGRP from the neuron, coupled with suppression of the synthesis and transport of neuropeptides along the neuron.

About sanofi-aventis Canada Inc

About sanofi-aventis
Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY).

Sanofi-aventis is represented in Canada by the pharmaceutical company sanofi-aventis Canada Inc., based in Laval, Quebec, and by the vaccines company Sanofi Pasteur Limited, based in Toronto, Ontario. Together they employ more than 2,000 people across the country.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACT: Winston Laboratories, Inc.

David Starr, Chief Financial Officer
(847) 362-8200